Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Advanta Bank Corp.:
We consent to the incorporation by reference in the registration statement (No. 333-141065 and No. 333-32874) on Form S-3/A and in the related Prospectus of Advanta Business Card Master Trust of our attestation report dated February 27, 2009 with respect to the Trust & Securities Services department of Deutsche Bank National Trust Company and Deutsche Bank Trust Company Americas’ (collectively the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for its servicing activities relating to publicly-issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities, commercial mortgage-backed securities and other asset-backed securities issued on or after January 1, 2006, for which the Company provides trustee, securities administration, paying agent or custodian services, excluding publicly issued transactions, sponsored or issued by any government sponsored entity (the Platform), except for servicing criteria 1122(d)(2)(iii), 1122(d)(4)(iv)-1122(d)(4)(xiv), which the Company has determined are not applicable to the activities it performs with respect to the Platform as of and for the year ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Advanta Business Card Master Trust. Our qualified report dated February 27, 2009 contains an explanatory paragraph disclosing material noncompliance with servicing criterion 1122(d)(1)(i). Policies and procedures were not instituted to monitor certain events of default in that notification of these events of default were not provided to the certificate holders within the timeframe required by the transaction agreements.

/s/ KPMG LLP
Chicago, Illinois
March 27, 2009